Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636
News Release

Banner Corporation Reports Net Income of $14.7 Million, or $0.69 Per Diluted Share, in Fourth Quarter;
Net Income Highlighted by Record Revenue Generation and Further Improved Credit Quality

Walla Walla, WA – January 23, 2013 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported net income of $14.7 million in the fourth quarter of 2012, compared to $15.6 million in the preceding quarter and $5.1 million in the fourth quarter a year ago.  For the full year ended December 31, 2012, Banner reported net income of $64.9 million, compared to $5.5 million in 2011.

“Banner's 2012 performance proves that our super community bank strategy is working.  Our continued improvement in asset quality, record revenues from core operations, significant customer account growth and strong mortgage banking results clearly demonstrate that our strategic plan and initiatives are effective,” said Mark J. Grescovich, President and Chief Executive Officer.  “Similar to the third quarter, Banner's fourth quarter and full year 2012 revenues from core operations* (net interest income before the provision for loan losses plus total other operating income excluding fair value and other-than-temporary impairment (OTTI) adjustments) increased 8% when compared to the same periods a year ago.  However, while this marks the thirteenth consecutive quarter that we have realized a year-over-year increase in revenues from core operations*, the current headwinds associated with the prolonged very low interest rate environment and the sluggish economy will make revenue growth challenging going forward.  Nonetheless, our strong balance sheet and improved operations have positioned us well to meet this difficult environment.”

“An additional highlight of 2012 was the redemption of our senior preferred shares,” Grescovich continued.  “We believe this redemption was a further indication of Banner's continued operating improvement, financial strength and appropriate capital management.  We are pleased with the work we have done to strengthen our asset quality metrics, operating results and profitability trends so that we were well positioned from a financial perspective to redeem these preferred shares.”

In the fourth quarter, Banner repurchased 43,375 shares of its senior preferred stock in private transactions at an average price of $991 per share and on December 24, 2012 redeemed the remaining 30,041 shares at a liquidation value of $1,000 per share.  As a result, Banner realized gains of $401,000 on the repurchases, which partially offset accelerated accretion of the remaining portion of the initial discount recognized when the preferred shares were issued.  In addition, the accrual for the quarterly dividend was reduced by the retirement of the repurchased shares.  Including the preferred stock dividend, related accretion and gains on repurchases, net income available to common shareholders was $0.69 per diluted share for the fourth quarter of 2012, compared to $0.79 per diluted share in the third quarter of 2012 and $0.18 per diluted share in the fourth quarter a year ago.  For the year ended December 31, 2012, net income available to common shareholders was $3.16 per diluted share compared to a net loss of $0.15 per diluted share in 2011.

Fourth Quarter 2012 Highlights (compared to fourth quarter 2011 except as noted)

•	Net income was $14.7 million, compared to $5.1 million in the fourth quarter a year ago.
•	Revenues from core operations* increased 8% to $54.5 million.
•	Net interest margin was 4.09%, compared to 4.22% in the preceding quarter and 4.07% in the fourth quarter a year ago.
•	Deposit fees and other service charges increased 9%.
•	Revenues from mortgage banking increased 136%.
•	Non-performing assets decreased to $50.2 million, or 1.18% of total assets, at December 31, 2012, a 15% decrease compared to three months earlier and a 58% decrease compared to a year earlier.
•	Non-performing loans decreased to $34.4 million at December 31, 2012, an 11% decrease compared to three months earlier and a 54% decrease compared to a year earlier.
•	The ratio of tangible common equity to tangible assets increased to 11.80% at December 31, 2012.*
•	Banner retired the remaining shares of its senior preferred stock.

*Earnings information excluding fair value and other-than-temporary impairment (OTTI) adjustments (alternately referred to as other operating income from core operations or revenues from core operations) and the ratio of tangible common equity (which excludes other intangible assets and preferred stock) to tangible assets represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.

BANR - Fourth Quarter 2012 Results
January 23, 2013

Income Statement Review

“The net interest margin expansion compared to a year ago, for both the quarter and full year, reflects important reductions in deposit and other funding costs, as well as a significant reduction in the adverse effect of non-performing assets,” said Grescovich.  “However, the continuing impact of exceptionally low market interest rates is clearly evident in declining asset yields and the contraction of our net interest margin compared to the immediately preceding quarter.”  Banner's net interest margin was 4.09% in the fourth quarter of 2012, compared to 4.22% in the preceding quarter and 4.07% in the fourth quarter a year ago.  The margin in the third quarter benefited by nine basis points from the collection of previously unrecognized interest on certain nonaccrual loans, while collections on those loans added just three basis points to the margin in the current quarter.  For all of 2012, the net interest margin was 4.17% compared to 4.05% in 2011.

Deposit costs decreased by six basis points in the fourth quarter compared to the preceding quarter and 24 basis points compared to the fourth quarter a year ago.  Total funding costs for the fourth quarter of 2012 decreased five basis points compared to the preceding quarter and 29 basis points from the fourth quarter a year ago.  Asset yields decreased 17 basis points compared to the preceding quarter and decreased 25 basis points from the fourth quarter a year ago.  Loan yields decreased by 19 basis points compared to the preceding quarter and decreased 27 basis points from the fourth quarter a year ago.  Nonaccrual loans reduced the margin by approximately six basis points in the fourth quarter of 2012 compared to approximately five basis points in the preceding quarter and approximately 14 basis points in the fourth quarter of 2011.

Fourth quarter net interest income, before the provision for loan losses, was $41.5 million, compared to $42.7 million in the preceding quarter and $41.6 million in the fourth quarter a year ago.  For the full year of 2012, net interest income, before the provision for loan losses, was $167.6 million compared to $164.6 million in 2011.

“In addition to solid net interest income and deposit fees, our revenues from core operations* continued to benefit from another quarter of very strong mortgage banking results,” said Grescovich.  Significant homeowner refinance activity contributed to revenues from mortgage banking activities, which increased 33% to $4.4 million in the fourth quarter of 2012, compared to $3.3 million in the immediately preceding quarter and increased 136% from the $1.9 million in the fourth quarter a year ago.  For the year ended December 31, 2012, revenues from mortgage banking increased to $12.9 million compared to $5.1 million for all of 2011.  Deposit fees and other service charges were $6.4 million in the fourth quarter of 2012, compared to $6.7 million in the preceding quarter and a 9% increase compared to $5.9 million in the fourth quarter a year ago.  Deposit fees and other service charges increased to $25.3 million for the year ended December 31, 2012, a 10% increase compared to the full year 2011. Miscellaneous revenues increased compared to prior periods primarily reflecting increased gains from the sale of SBA guaranteed loans, which totaled $558,000 and $876,000 for the quarter and year ended December 31, 2012, respectively, as well as the recognition in the current quarter of a $549,000 death benefit on a bank-owned life insurance policy.  Loan servicing fees were reduced in the fourth quarter of 2012 as a result of a $400,000 impairment charge reflecting accelerated loan prepayments.  Revenues from core operations* were $54.5 million in the fourth quarter compared to $54.3 million in the third quarter of 2012 and $50.5 million in the fourth quarter a year ago.  For the year, revenues from core operations* increased 8% to $211.4 million compared to $196.2 million a year ago.

During the second quarter of 2012, Banner reversed most of its deferred tax asset valuation allowance, reflecting Banner's return to profitability and its expectation of sustainable profitability in future periods.  This expectation also led to the significant adjustment of the fair value estimate for the junior subordinated debentures issued by the Company.  The substantial changes to both of these significant accounting estimates were directly linked to Banner's improved performance and profitability.  In the third and fourth quarters of 2012, Banner reversed the remaining balance of the deferred tax valuation allowance, which substantially reduced the provision for income tax expense for both quarters.  For the year ended December 31, 2012, the elimination of the deferred tax asset valuation allowance, combined with the Company's pre-tax income, resulted in a net tax benefit of $24.8 million.  By contrast, as a result of the previous valuation allowance, Banner's results for the quarter and year ended December 31, 2011 did not reflect any tax expense or benefit.

Banner's fourth quarter 2012 results included a $386,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.  In the preceding quarter, Banner recorded a net gain of $473,000 for fair value adjustments, which was largely offset by $409,000 of OTTI charges related to certain equity securities issued by government sponsored entities.  For the quarter ended December 31, 2011, the Company recorded a net loss of $1.8 million for fair value adjustments.

Banner's full year 2012 results included a net charge of $16.5 million for fair value adjustments compared to a net charge of $624,000 in 2011.  The net charge in the current year primarily reflects a change of $23.1 million in the estimated fair value of the junior subordinated debentures, which was partially offset by changes in the estimated value of other financial instruments carried at fair value.  For 2012, OTTI charges were $409,000 compared to a recovery of $3.0 million for 2011.

Total other operating income, which includes the changes in the valuation of financial instruments, increased to $13.3 million in the fourth quarter of 2012 compared to $11.7 million in the third quarter of 2012 and $7.2 million in the fourth quarter a year ago.  For all of 2012, total other operating income was $26.9 million compared to $34.0 million in 2011.  Other operating income from

BANR - Fourth Quarter 2012 Results
January 23, 2013

core operations* (total other operating income, excluding fair value and OTTI adjustments) for the fourth quarter of 2012 was $12.9 million, compared to $11.6 million for the preceding quarter and $8.9 million for the fourth quarter a year ago, reflecting strong mortgage banking revenues.  Reflecting increased deposit fees and service charges as well as the strong mortgage banking revenues and increased gains on SBA loan sales, for the year ended December 31, 2012, other operating income from core operations* was $43.8 million compared to $31.6 million for the year ended December 31, 2011.

Total other operating expenses (non-interest expenses) were $34.5 million in the fourth quarter of 2012, compared to $33.4 million in the preceding quarter and $38.7 million in the fourth quarter of 2011.  “Operating expenses declined in the fourth quarter compared to the fourth quarter a year ago, largely due to lower costs associated with loan collections and the real estate owned portfolio, as well as decreased FDIC deposit insurance expense,” said Grescovich.  “The increase in operating expenses compared to the preceding quarter was largely a result of realizing significantly more in net gains on the sale of real estate owned in the third quarter of 2012 than in the current quarter.”

For the year 2012, total other operating expenses declined 11% to $141.5 million compared to $158.1 million in 2011.  The decrease was largely a result of decreased costs related to real estate owned, professional services, and deposit insurance, which more than offset increases in compensation and other expenses.

Credit Quality

“Credit costs continue to decline and were significantly below those of a year ago,” said Grescovich.  “Our bankers and loan work-out teams have done an outstanding job of enhancing our portfolio management processes and reducing non-performing assets from over $339 million three years ago to just above $50 million at the end of 2012.  All of our key credit quality metrics have improved, including further improvement in the most recent quarter, while our reserve levels have remained substantial.”

Banner recorded a $1.0 million provision for loan losses in the fourth quarter of 2012, compared to a $3.0 million provision in the preceding quarter and a $5.0 million provision in the fourth quarter a year ago.  The allowance for loan losses at December 31, 2012 was $77.5 million, representing 2.39% of total loans outstanding and 225% of non-performing loans.  Non-performing loans decreased 11% to $34.4 million at December 31, 2012, compared to $38.7 million three months earlier, and decreased 54% when compared to $75.3 million a year earlier.

Real estate owned and repossessed assets decreased 22% to $15.9 million at December 31, 2012, compared to $20.4 million three months earlier, and decreased 63% when compared to $43.0 million a year ago.  Net charge-offs in the fourth quarter of 2012 totaled $2.3 million, or 0.07% of average loans outstanding, compared to $4.4 million, or 0.14% of average loans outstanding in the third quarter of 2012 and $8.2 million, or 0.25% of average loans outstanding in the fourth quarter a year ago.

At December 31, 2012, Banner's non-performing assets were 1.18% of total assets, compared to 1.38% at September 30, 2012 and 2.79% a year ago.  Non-performing assets decreased 15% to $50.2 million at December 31, 2012, compared to $59.1 million three months earlier, and decreased 58% when compared to $118.9 million a year ago.

Balance Sheet Review

“Total loans outstanding increased during the quarter,” said Grescovich.  “However, net loan originations were modest and credit line utilizations remained low, as the weak economy continues to temper loan demand by both businesses and consumers.  We expect a continued challenging environment going forward as businesses and consumers maintain a cautious approach to spending and borrowing.”

Net loans were $3.16 billion at September 30, 2012, compared to $3.13 billion three months earlier and $3.21 billion a year ago.  Commercial and agricultural business loans increased 3% to $848.1 million at December 31, 2012 compared to $822.7 million three months earlier and $819.6 million a year ago.  Commercial real estate and multifamily real estate loans were $1.21 billion at December 31, 2012 compared to $1.22 billion at September 30, 2012 and $1.23 billion at December 31, 2011.

The aggregate total of securities and interest-bearing deposits declined to $745.5 million at December 31, 2012 compared to $764.4 million at September 30, 2012, but increased from $691.7 million at December 31, 2011.  The change in the mix of interest-bearing deposits and securities holdings compared to a year ago reflects a modest extension of the expected duration of this aggregate position designed to increase the yield relative to interest-bearing deposits.  The securities purchased in recent periods were primarily short- to intermediate-term U.S. Government Agency notes and mortgage-backed securities and, to a lesser extent, intermediate-term tax-exempt municipal securities.  The average duration of Banner's securities portfolio at December 31, 2012 was 4.6 years.

Total deposits increased 2% to $3.56 billion at December 31, 2012, compared to $3.49 billion three months earlier and $3.48 billion a year ago.  Non-interest-bearing account balances increased 7% to $981.2 million at December 31, 2012, compared to $919.0 million at September 30, 2012, and increased 26% compared to $777.6 million a year ago.  Interest-bearing transaction and savings accounts totaled $1.55 billion at December 31, 2012, compared to $1.48 billion at September 30, 2012 and $1.45 billion a year ago.

BANR - Fourth Quarter 2012 Results
January 23, 2013

“The continued growth in core deposits and improvement in our deposit mix have been rewarding and reflect a value proposition that is clearly resonating with our client base,” said Grescovich.  “Our super community bank strategy that involves lowering our funding costs by reducing our reliance on high-priced certificates of deposit, growing new client relationships, and improving our core funding position is consistently producing results and enhancing our deposit franchise.”  Banner's cost of deposits declined six basis points to 0.35% for the quarter ended December 31, 2012 compared to 0.41% for the quarter ended September 30, 2012, and declined 24 basis points from 0.59% for the quarter ended December 31, 2011.

Total assets were $4.27 billion at December 31, 2012, nearly unchanged from September 30, 2012 and a slight increase from $4.26 billion a year ago.   At December 31, 2012, total common stockholders' equity was $506.9 million, or $26.10 per share.  Banner had 19.5 million shares of common stock outstanding at year end, compared to 17.6 million shares of common stock outstanding a year ago, primarily as a result of stock issuances through Banner's Dividend Reinvestment and Direct Stock Purchase and Sale Plan.  At December 31, 2012, tangible common stockholders' equity, which excludes other intangible assets and preferred stock, was $502.7 million, or 11.80% of tangible assets, compared to $489.1 million, or 11.47% of tangible assets, at September 30, 2012 and $405.4 million, or 9.54% of tangible assets, a year ago.  Banner's tangible book value per share increased to $25.88 at December 31, 2012, compared to $23.14 per share a year ago.

Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation's Tier 1 leverage capital to average assets ratio was 12.74% and its total capital to risk-weighted assets ratio was 16.96% at December 31, 2012.

Conference Call

Banner will host a conference call on Thursday, January 24, 2013, at 8:00 a.m. PST, to discuss its fourth quarter results.  The conference call can be accessed live by telephone at (480) 629-9835 to participate in the call.  To listen to the call on-line, go to the Company's website at www.bannerbank.com.  A replay will be available for one week at (303) 590-3030, using access code 4583551.

About the Company

Banner Corporation is a $4.27 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or  implied by our forward-looking statements include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuations; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in

BANR - Fourth Quarter 2012 Results
January 23, 2013

accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in Banner Corporation's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

BANR - Fourth Quarter 2012 Results
January 23, 2013

RESULTS OF OPERATIONS	Quarters Ended			Twelve Months Ended
(in thousands except shares and per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
INTEREST INCOME:
Loans receivable	$42,341	$43,953	$45,115	$174,322	$184,357
Mortgage-backed securities	1,165	1,089	922	4,176	3,455
Securities and cash equivalents	2,019	2,132	2,414	8,664	9,751
	45,525	47,174	48,451	187,162	197,563
INTEREST EXPENSE:
Deposits	3,088	3,536	5,169	15,107	26,164
Federal Home Loan Bank advances	63	64	64	254	370
Other borrowings	64	71	559	758	2,265
Junior subordinated debentures	776	805	1,073	3,395	4,193
	3,991	4,476	6,865	19,514	32,992
Net interest income before provision for loan losses	41,534	42,698	41,586	167,648	164,571
PROVISION FOR LOAN LOSSES	1,000	3,000	5,000	13,000	35,000
Net interest income	40,534	39,698	36,586	154,648	129,571
OTHER OPERATING INCOME:
Deposit fees and other service charges	6,433	6,681	5,894	25,266	22,962
Mortgage banking operations	4,357	3,286	1,850	12,940	5,068
Loan servicing fees	(65)	377	136	872	1,078
Miscellaneous	2,197	1,257	1,058	4,697	2,506
	12,922	11,601	8,938	43,775	31,614
Gain on sale of securities	3	19	—	51	—
Other-than-temporary impairment recovery (loss)	—	(409)	—	(409)	3,000
Net change in valuation of financial instruments carried at fair value	386	473	(1,787)	(16,515)	(624)
Total other operating income	13,311	11,684	7,151	26,902	33,990
OTHER OPERATING EXPENSE:
Salary and employee benefits	20,182	19,614	18,730	78,696	72,499
Less capitalized loan origination costs	(2,752)	(2,655)	(2,404)	(10,404)	(8,001)
Occupancy and equipment	5,320	5,811	5,379	21,812	21,561
Information / computer data services	1,836	1,807	1,388	6,904	6,023
Payment and card processing services	2,263	2,335	2,156	8,604	7,874
Professional services	850	993	1,210	4,411	6,017
Advertising and marketing	1,602	1,897	2,036	7,215	7,281
Deposit insurance	715	791	1,367	3,685	6,024
State/municipal business and use taxes	574	582	562	2,289	2,153
Real estate operations	91	(1,304)	4,365	3,354	22,262
Amortization of core deposit intangibles	509	508	555	2,092	2,276
Miscellaneous	3,329	2,976	3,323	12,795	12,135
Total other operating expense	34,519	33,355	38,667	141,453	158,104
Income before provision for (benefit from) income taxes	19,326	18,027	5,070	40,097	5,457
PROVISION FOR (BENEFIT FROM ) INCOME TAXES	4,638	2,407	—	(24,785)	—
NET INCOME	14,688	15,620	5,070	64,882	5,457
PREFERRED STOCK DIVIDEND AND ADJUSTMENTS:
Preferred stock dividend	611	1,227	1,550	4,938	6,200
Preferred stock discount accretion	1,174	1,216	425	3,298	1,701
Gain on repurchase and retirement of preferred stock	(401)	(2,070)	—	(2,471)	—
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$13,304	$15,247	$3,095	$59,117	$(2,444)
Earnings (loss) per share available to common shareholder
Basic	$0.69	$0.80	$0.18	$3.17	$(0.15)
Diluted	$0.69	$0.79	$0.18	$3.16	$(0.15)
Cumulative dividends declared per common share	$0.01	$0.01	$0.01	$0.04	$0.10
Weighted average common shares outstanding
Basic	19,312,761	19,172,296	17,269,269	18,650,336	16,724,113
Diluted	19,420,612	19,285,373	17,298,004	18,722,859	16,752,848
Common shares issued via restricted stock grants, DRIP and stock purchases (net)	86	650,060	522,223	1,901,493	1,375,185

BANR - Fourth Quarter 2012 Results
January 23, 2013

FINANCIAL CONDITION
(in thousands except shares and per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
ASSETS
Cash and due from banks	$66,370	$60,505	$62,678
Federal funds and interest-bearing deposits	114,928	143,251	69,758
Securities - at fair value	71,232	72,593	80,727
Securities - available for sale	472,920	459,958	465,795
Securities - held to maturity	86,452	88,626	75,438
Federal Home Loan Bank stock	36,705	37,038	37,371
Loans receivable:
Held for sale	11,920	6,898	3,007
Held for portfolio	3,223,794	3,206,625	3,293,331
Allowance for loan losses	(77,491)	(78,783)	(82,912)
	3,158,223	3,134,740	3,213,426
Accrued interest receivable	13,930	16,118	15,570
Real estate owned held for sale, net	15,778	20,356	42,965
Property and equipment, net	89,117	89,202	91,435
Other intangibles, net	4,230	4,740	6,331
Bank-owned life insurance	59,891	60,395	58,563
Other assets	75,788	81,142	37,255
	$4,265,564	$4,268,664	$4,257,312
LIABILITIES
Deposits:
Non-interest-bearing	$981,240	$918,962	$777,563
Interest-bearing transaction and savings accounts	1,547,271	1,480,234	1,447,594
Interest-bearing certificates	1,029,293	1,087,176	1,250,497
	3,557,804	3,486,372	3,475,654
Advances from Federal Home Loan Bank at fair value	10,304	10,367	10,533
Customer repurchase agreements and other borrowings	76,633	82,275	152,128
Junior subordinated debentures at fair value	73,063	73,071	49,988
Accrued expenses and other liabilities	26,389	36,109	23,253
Deferred compensation	14,452	14,375	13,306
	3,758,645	3,702,569	3,724,862
STOCKHOLDERS' EQUITY
Preferred stock - Series A	—	72,242	120,702
Common stock	567,907	567,659	531,149
Retained earnings (accumulated deficit)	(61,102)	(74,212)	(119,465)
Other components of stockholders' equity	114	406	64
	506,919	566,095	532,450
	$4,265,564	$4,268,664	$4,257,312
Common Shares Issued:
Shares outstanding at end of period	19,454,965	19,454,879	17,553,472
Less unearned ESOP shares at end of period	34,340	34,340	34,340
Shares outstanding at end of period excluding unearned ESOP shares	19,420,625	19,420,539	17,519,132
Common stockholders' equity per share (1)	$26.10	$25.43	$23.50
Common stockholders' tangible equity per share (1) (2)	$25.88	$25.19	$23.14
Common stockholders' tangible equity to tangible assets (2)	11.80%	11.47%	9.54%
Consolidated Tier 1 leverage capital ratio	12.74%	14.29%	13.44%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	Common stockholders' tangible equity excludes preferred stock and other intangibles. Tangible assets excludes other intangible assets. These ratios represent non-GAAP financial measures.

BANR - Fourth Quarter 2012 Results
January 23, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
LOANS (including loans held for sale):
Commercial real estate
Owner occupied	$489,581	$477,871	$469,806
Investment properties	583,641	604,265	621,622
Multifamily real estate	137,504	138,716	139,710
Commercial construction	30,229	28,598	42,391
Multifamily construction	22,581	14,502	19,436
One- to four-family construction	160,815	163,521	144,177
Land and land development
Residential	77,010	79,932	97,491
Commercial	13,982	14,242	15,197
Commercial business	618,049	603,606	601,440
Agricultural business including secured by farmland	230,031	219,084	218,171
One- to four-family real estate	581,670	594,413	642,501
Consumer
Consumer secured by one- to four-family real estate	170,123	171,380	181,049
Consumer-other	120,498	103,393	103,347
Total loans outstanding	$3,235,714	$3,213,523	$3,296,338
Restructured loans performing under their restructured terms	$57,462	$62,438	$54,533
Loans 30 - 89 days past due and on accrual	$11,685	$7,739	$9,962
Total delinquent loans (including loans on non-accrual)	$45,300	$46,450	$85,274
Total delinquent loans / Total loans outstanding	1.40%	1.45%	2.59%

GEOGRAPHIC CONCENTRATION OF LOANS AT
December 31, 2012	Washington	Oregon	Idaho	Other	Total
Commercial real estate
Owner occupied	$366,422	$57,903	$61,379	$3,877	$489,581
Investment properties	450,142	85,416	42,774	5,309	583,641
Multifamily real estate	117,654	11,309	8,249	292	137,504
Commercial construction	20,839	6,107	934	2,349	30,229
Multifamily construction	12,383	10,198	—	—	22,581
One- to four-family construction	88,090	71,663	1,062	—	160,815
Land and land development
Residential	41,680	33,478	1,852	—	77,010
Commercial	8,979	3,092	1,911	—	13,982
Commercial business	396,935	72,594	58,416	90,104	618,049
Agricultural business including secured by farmland	108,671	51,286	70,074	—	230,031
One- to four-family real estate	360,625	195,364	23,596	2,085	581,670
Consumer
Consumer secured by one- to four-family real estate	114,405	42,395	12,644	679	170,123
Consumer-other	80,209	34,668	5,621	—	120,498
Total loans outstanding	$2,167,034	$675,473	$288,512	$104,695	$3,235,714
Percent of total loans	67.0%	20.9%	8.9%	3.2%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
December 31, 2012	Washington	Oregon	Idaho	Other	Total
Residential
Acquisition & development	$10,182	$13,454	$1,612	—	$25,248
Improved lots	23,418	18,823	240	—	42,481
Unimproved land	8,080	1,201	—	—	9,281
Total residential land and development	$41,680	$33,478	$1,852	—	$77,010
Commercial & industrial
Acquisition & development	$1,273	—	$482	—	$1,755
Improved land	4,204	136	552	—	4,892
Unimproved land	3,502	2,956	877	—	7,335
Total commercial land and development	$8,979	$3,092	$1,911	—	$13,982

BANR - Fourth Quarter 2012 Results
January 23, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended			Twelve Months Ended
CHANGE IN THE	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$78,783	$80,221	$86,128	$82,912	$97,401
Provision	1,000	3,000	5,000	13,000	35,000
Recoveries of loans previously charged off:
Commercial real estate	159	130	37	921	53
Multifamily real estate	—	—	—	—	—
Construction and land	1,499	35	762	2,954	1,602
One- to four-family real estate	174	34	241	586	356
Commercial business	1,395	154	511	2,425	1,082
Agricultural business, including secured by farmland	4	30	5	49	20
Consumer	108	91	73	531	304
	3,339	474	1,629	7,466	3,417
Loans charged off:
Commercial real estate	(558)	(924)	(1,575)	(4,065)	(6,079)
Multifamily real estate	—	—	(11)	—	(682)
Construction and land	(1,301)	(617)	(3,269)	(6,546)	(26,328)
One- to four-family real estate	(1,748)	(709)	(3,324)	(5,328)	(9,910)
Commercial business	(1,094)	(1,687)	(1,172)	(6,485)	(8,396)
Agricultural business, including secured by farmland	(155)	(26)	(188)	(456)	(477)
Consumer	(775)	(949)	(306)	(3,007)	(1,034)
	(5,631)	(4,912)	(9,845)	(25,887)	(52,906)
Net charge-offs	(2,292)	(4,438)	(8,216)	(18,421)	(49,489)
Balance, end of period	$77,491	$78,783	$82,912	$77,491	$82,912
Net charge-offs / Average loans outstanding	0.07%	0.14%	0.25%	0.57%	1.50%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
Specific or allocated loss allowance
Commercial real estate	$15,322	$15,777	$16,457
Multifamily real estate	4,506	4,741	3,952
Construction and land	14,991	15,764	18,184
One- to four-family real estate	16,475	16,152	12,299
Commercial business	9,957	10,701	15,159
Agricultural business, including secured by farmland	2,295	2,342	1,548
Consumer	1,348	1,321	1,253
Total allocated	64,894	66,798	68,852
Estimated allowance for undisbursed commitments	758	932	678
Unallocated	11,839	11,053	13,382
Total allowance for loan losses	$77,491	$78,783	$82,912
Allowance for loan losses / Total loans outstanding	2.39%	2.45%	2.52%
Allowance for loan losses / Non-performing loans	225%	204%	110%

BANR - Fourth Quarter 2012 Results
January 23, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
NON-PERFORMING ASSETS
Loans on non-accrual status
Secured by real estate:
Commercial	$6,579	$5,574	$9,226
Multifamily	—	—	362
Construction and land	3,673	7,450	27,731
One- to four-family	12,964	14,234	17,408
Commercial business	4,750	6,159	13,460
Agricultural business, including secured by farmland	—	645	1,896
Consumer	3,395	2,571	2,905
	31,361	36,633	72,988
Loans more than 90 days delinquent, still on accrual
Secured by real estate:
Commercial	—	—	—
Multifamily	—	—	—
Construction and land	—	—	—
One- to four-family	2,877	2,037	2,147
Commercial business	—	15	4
Agricultural business, including secured by farmland	—	—	—
Consumer	152	26	173
	3,029	2,078	2,324
Total non-performing loans	34,390	38,711	75,312
Securities on non-accrual	—	—	500
Real estate owned (REO) and repossessed assets	15,853	20,356	43,039
Total non-performing assets	$50,243	$59,067	$118,851
Total non-performing assets / Total assets	1.18%	1.38%	2.79%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
December 31, 2012	Washington	Oregon	Idaho	Total
Secured by real estate:
Commercial	$5,814	—	$765	$6,579
Multifamily	—	—	—	—
Construction and land
One- to four-family construction	1,565	—	—	1,565
Residential land acquisition & development	—	1,422	—	1,422
Residential land improved lots	119	276	—	395
Residential land unimproved	245	—	—	245
Commercial land improved	—	—	—	—
Commercial land unimproved	46	—	—	46
Total construction and land	1,975	1,698	—	3,673
One- to four-family	11,932	2,487	1,422	15,841
Commercial business	4,676	74	—	4,750
Agricultural business, including secured by farmland	—	—	—	—
Consumer	2,623	423	501	3,547
Total non-performing loans	27,020	4,682	2,688	34,390
Real estate owned (REO) and repossessed assets	5,850	9,557	446	15,853
Total non-performing assets at end of the period	$32,870	$14,239	$3,134	$50,243

BANR - Fourth Quarter 2012 Results
January 23, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended		Twelve Months Ended
REAL ESTATE OWNED	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Balance, beginning of period	$20,356	$66,459	$42,965	$100,872
Additions from loan foreclosures	2,332	7,482	13,930	53,197
Additions from capitalized costs	17	150	248	4,404
Proceeds from dispositions of REO	(7,306)	(28,299)	(40,914)	(99,070)
Gain (loss) on sale of REO	1,105	(170)	4,726	(1,374)
Valuation adjustments in the period	(726)	(2,657)	(5,177)	(15,064)
Balance, end of period	$15,778	$42,965	$15,778	$42,965

	Quarters Ended
REAL ESTATE OWNED- FIVE COMPARATIVE QUARTERS	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
Balance, beginning of period	$20,356	$25,816	$27,723	$42,965	$66,459
Additions from loan foreclosures	2,332	3,111	6,886	1,601	7,482
Additions from capitalized costs	17	97	7	127	150
Proceeds from dispositions of REO	(7,306)	(10,368)	(7,799)	(15,441)	(28,299)
Gain (loss) on sale of REO	1,105	2,955	566	100	(170)
Valuation adjustments in the period	(726)	(1,255)	(1,567)	(1,629)	(2,657)
Balance, end of period	$15,778	$20,356	$25,816	$27,723	$42,965

REAL ESTATE OWNED- BY TYPE AND STATE
December 31, 2012	Washington	Oregon	Idaho	Total
Commercial real estate	$390	—	$199	$589
One- to four-family construction	—	—	—	—
Land development- commercial	—	—	177	177
Land development- residential	3,174	6,438	70	9,682
Agricultural land	365	—	—	365
One- to four-family real estate	1,866	3,099	—	4,965
Total	$5,795	$9,537	$446	$15,778

BANR - Fourth Quarter 2012 Results
January 23, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
DEPOSITS & OTHER BORROWINGS
	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011
DEPOSIT COMPOSITION
Non-interest-bearing	$981,240	$918,962	$777,563
Interest-bearing checking	410,316	379,650	362,542
Regular savings accounts	727,957	689,322	669,596
Money market accounts	408,998	411,262	415,456
Interest-bearing transaction & savings accounts	1,547,271	1,480,234	1,447,594
Interest-bearing certificates	1,029,293	1,087,176	1,250,497
Total deposits	$3,557,804	$3,486,372	$3,475,654
INCLUDED IN TOTAL DEPOSITS
Public transaction accounts	$79,955	$72,407	$72,064
Public interest-bearing certificates	60,518	61,628	67,112
Total public deposits	$140,473	$134,035	$139,176
Total brokered deposits	$15,702	$21,403	$49,194
OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$76,633	$82,275	$102,131
Temporary liquidity guarantee notes	—	—	49,997
Other	—	—	—
Total other borrowings	$76,633	$82,275	$152,128

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
December 31, 2012	Washington	Oregon	Idaho	Total
	$2,718,396	$600,179	$239,229	$3,557,804

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
December 31, 2012	Amount	Ratio	Amount	Ratio
Banner Corporation-consolidated
Total capital to risk-weighted assets	$581,796	16.96%	$274,460	8.00%
Tier 1 capital to risk-weighted assets	538,485	15.70%	137,230	4.00%
Tier 1 leverage capital to average assets	538,485	12.74%	169,053	4.00%
Banner Bank
Total capital to risk-weighted assets	533,128	16.38%	325,488	10.00%
Tier 1 capital to risk-weighted assets	492,025	15.12%	195,293	6.00%
Tier 1 leverage capital to average assets	492,025	12.29%	200,153	5.00%
Islanders Bank
Total capital to risk-weighted assets	32,913	17.53%	18,773	10.00%
Tier 1 capital to risk-weighted assets	30,558	16.28%	11,264	6.00%
Tier 1 leverage capital to average assets	30,558	13.02%	11,735	5.00%

BANR - Fourth Quarter 2012 Results
January 23, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended			Twelve Months Ended
OPERATING PERFORMANCE	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
Average loans	$3,201,389	$3,211,133	$3,237,305	$3,223,777	$3,297,650
Average securities	660,731	673,156	670,807	657,649	548,446
Average interest earning cash	175,441	142,437	148,070	138,179	219,025
Average non-interest-earning assets	227,728	210,660	207,609	199,561	215,646
Total average assets	$4,265,289	$4,237,386	$4,263,791	$4,219,166	$4,280,767
Average deposits	$3,507,202	$3,452,393	$3,477,587	$3,447,905	$3,510,274
Average borrowings	214,275	219,687	294,675	236,124	292,555
Average non-interest-bearing other liabilities (1)	(2,208)	(14,710)	(38,703)	(22,757)	(40,266)
Total average liabilities	3,719,269	3,657,370	3,733,559	3,661,272	3,762,563
Total average stockholders' equity	546,020	580,016	530,232	557,894	518,204
Total average liabilities and equity	$4,265,289	$4,237,386	$4,263,791	$4,219,166	$4,280,767
Interest rate yield on loans	5.26%	5.45%	5.53%	5.41%	5.59%
Interest rate yield on securities	1.85%	1.85%	1.92%	1.90%	2.32%
Interest rate yield on cash	0.26%	0.23%	0.23%	0.24%	0.23%
Interest rate yield on interest-earning assets	4.49%	4.66%	4.74%	4.66%	4.86%
Interest rate expense on deposits	0.35%	0.41%	0.59%	0.44%	0.75%
Interest rate expense on borrowings	1.68%	1.70%	2.28%	1.87%	2.33%
Interest rate expense on interest-bearing liabilities	0.43%	0.48%	0.72%	0.53%	0.87%
Interest rate spread	4.06%	4.18%	4.02%	4.13%	3.99%
Net interest margin	4.09%	4.22%	4.07%	4.17%	4.05%
Other operating income / Average assets	1.24%	1.10%	0.67%	0.64%	0.79%
Other operating income EXCLUDING fair value
adjustments / Average assets (2)	1.21%	1.09%	0.83%	1.04%	0.74%
Other operating expense / Average assets	3.22%	3.13%	3.60%	3.35%	3.69%
Efficiency ratio (other operating expense / revenue)	62.94%	61.33%	79.34%	72.71%	79.62%
Efficiency ratio EXCLUDING fair value adjustments(2)	63.39%	61.41%	76.53%	66.89%	80.59%
Return on average assets	1.37%	1.47%	0.47%	1.54%	0.13%
Return on average equity	10.70%	10.71%	3.79%	11.63%	1.05%
Return on average tangible equity (3)	10.70%	10.81%	3.84%	11.63%	1.07%
Average equity / Average assets	12.80%	13.69%	12.44%	13.22%	12.11%

(1)	Average non-interest-bearing liabilities include fair value adjustments related to FHLB advances and Junior Subordinated Debentures.
(2)	Earnings information excluding fair value adjustments (alternately referred to as other operating income from core operations or revenues from core operations) represent non-GAAP financial measures.
(3)	Average tangible equity excludes other intangibles and represents a non-GAAP financial measure.